Danimer Scientific Announces Fourth Quarter and Full Year 2023 Results

-- Results In-Line with March 20 Preannouncement –

-- Issues FY24 Guidance with Expectation for Accelerating Sales Growth --

BAINBRIDGE, GA – March 28, 2024 – Danimer Scientific, Inc. (NYSE: DNMR) (“Danimer” or the “Company”), a leading next generation bioplastics company focused on the development and production of biodegradable materials, announced today financial results for its fourth quarter and full year, ended December 31, 2023.

Stephen E. Croskrey, Chairman and Chief Executive Officer of Danimer, commented, “While 2023 was a challenging year for the Company, we are greatly encouraged by the successes we had and we believe we remain well ahead of the competition in both deep understanding of the biodegradable plastics industry and the available production capacity to meet current and future customers’ needs. We are excited for the year ahead and focused on leveraging our global market-leadership position in PHA-based materials to drive value to our customers, partners and shareholders.

Croskrey continued “We maintain a strong belief that we will significantly grow our business in 2024 as we continue to fulfill our mission to eliminate plastic pollution from petroleum-based plastics through the adoption and use of PHA-based materials as biodegradable alternatives in a variety of end markets. Our recently completed equity offering transaction enhances our operational liquidity runway and should enable us to support this expected growth.”

Fourth Quarter 2023 Financial Highlights:

•
Revenues were $10.9 million in the fourth quarter of 2023 compared to revenue of $15.3 million in the fourth quarter of 2022. While PHA revenue increased by $0.9 million in the quarter as compared with the prior year quarter, loss of shipments to customers affected by the conflict in Ukraine reduced the quarter-over-quarter PLA revenue by $4.9 million, leading to a net reduction in product revenue of $4.0 million.
•
Gross profit was $(6.4) million compared to $(2.7) million in the fourth quarter of 2022. Adjusted gross profit was $(1.2) million compared to $2.0 million in the fourth quarter of 2022.
•
Adjusted EBITDA was $(10.7) million in the fourth quarter of 2023 compared to $(8.6) million in the fourth quarter of 2022.

Full Year 2023 Financial Highlights:

•
Revenues were $46.7 million for the full year of 2023 compared to $53.2 million in the prior year. PHA-related sales grew by 6 percent over the prior year and represented 69 percent of 2023 product revenues. PLA-based product sales declined $6.1 million from the prior year, which as noted above was primarily due to the conflict in Ukraine.
•
Gross profit for 2023 was $(27.0) million compared to $(10.4) million for the prior period. Adjusted gross profit was $(6.5) million in 2023 compared to $2.0 million in 2022, primarily driven by higher fixed cost per unit absorption.
•
Adjusted EBITDA was $(39.0) million for the full year of 2023 compared to $(45.0) million for the full year of 2022. The year over year improvement in Adjusted EBITDA primarily reflects the Company’s comprehensive program of expense control measures.
•
Unrestricted cash and cash equivalents at December 31, 2023 was $59.2 million, which does not include $14.3 million of restricted cash that is mainly held for future interest payments under the Company’s existing $130 million Senior Secured Term Loan.

•
Full-year capital expenditures were $27.7 million, consistent with the Company’s most recent guidance of $27 million to $29 million.

Capital Structure

At December 31, 2023, the Company reported total debt outstanding of $382.8 million, which included approximately $45.7 million dollars of low-interest New Markets Tax Credit loans that the Company expects will be forgiven beginning in 2026.

On March 20, 2024, we executed an equity offering which provided the Company with over $13 million in additional liquidity. This event improves the Company’s liquidity position and enables it to maintain strategic and operational flexibility as it executes its growth strategy. The Company noted that the effect of this transaction is not reflected in its December 31, 2023, financial statements.

Outlook

Michael Hajost, Danimer’s Chief Financial Officer, commented, “We are intently focused on revenue growth, which we expect to accelerate during the second half of 2024. As a result, we expect improvement in operating margins and operating cash flow as we move through the year.

For the full year 2024, the Company today provided the following guidance:

•
Full-year Adjusted EBITDA is expected to be in the range of $(22) million to $(32) million. The improvement in Adjusted EBITDA compared to the $(39.0) million reported for 2023 is expected to result primarily from revenue growth in PHA-based resins and the related benefits of scale captured by the Company’s Kentucky manufacturing operations. In addition, the Company’s on-going initiatives to improve efficiency and reduce costs are expected to have a favorable year-over-year impact on both R&D and SG&A expenses.
•
Full-year capital expenditures are anticipated to be in the range of $8 million to $10 million, to support existing commitments related to the Bainbridge greenfield facility, maintenance expenditures and other capital projects.
•
The Company's unrestricted cash balance is expected to be in the range of $20 to $25 million at the end of fiscal 2024. This ending cash balance range is driven by the Adjusted EBITDA range, as a proxy for cash flow, the capital expenditures range, the known cash interest for the year based on the Company's current debt structure, the net cash received from the recent equity issuance and significant expected improvements in working capital.

Webcast, Conference Call and 10-K Filing

The Company will host a webcast and conference call today, Thursday, March 28, 2024, at 4:30 p.m. Eastern time to review fourth quarter and full-year 2023 results, discuss recent events and conduct a question-and-answer session. The live webcast of the conference call can be accessed on the Investor Relations section of the Company’s website at https://ir.danimerscientific.com. For those unable to access the webcast, the conference call will be accessible domestically or internationally, by dialing 1-888-886-7786 or 1-416-764-8658, respectively. Upon dialing in, please request to join the Danimer Scientific Fourth Quarter 2023 Earnings Conference Call. The archived webcast will be available for replay on the Company's website after the call.

About Danimer Scientific

Danimer is a pioneer in creating more sustainable, more natural ways to make plastic products. For more than a decade, its renewable and sustainable biopolymers have helped create plastic products that are biodegradable and compostable and return to nature instead of polluting our lands and waters. Danimer’s technology can be found in a vast array of plastic end products that people use every day. Applications for its biopolymers include additives, aqueous coatings, fibers, filaments, films and injection-molded articles, among others. Danimer holds more than 480 granted patents and pending patent applications in more than 20 countries for a range of manufacturing processes and biopolymer formulations. For more information, visit https://danimerscientific.com.

Forward‐Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding our expectations for the full year 2024 capital expenditures, Adjusted EBITDA and cash balances. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the overall level of consumer demand on our products; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the financial strength of the Company's customers; the Company's ability to implement its business strategy, including, but not limited to, its ability to expand its production facilities and plants to meet customer demand for its products and the timing thereof; risks relating to the uncertainty of the projected financial information with respect to the Company; the ability of the Company to execute and integrate acquisitions; changes in governmental regulation, legislation or public opinion relating to our products; the Company’s exposure to product liability or product warranty claims and other loss contingencies; disruptions and other impacts to the Company’s business, as a result of the COVID-19 global pandemic and government actions and restrictive measures implemented in response; stability of the Company’s manufacturing facilities and suppliers, as well as consumer demand for our products, in light of disease epidemics and health-related concerns such as the COVID-19 global pandemic; the impact on our business, operations and financial results from the ongoing conflict in Ukraine; the impact that global climate change trends may have on the Company and its suppliers and customers; the Company's ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, our information systems; the ability of our information technology systems or information security systems to operate effectively, including as a result of security breaches, viruses, hackers, malware, natural disasters, vendor business interruptions or other causes; our ability to properly maintain, protect, repair or upgrade our information technology systems or information security systems, or problems with our transitioning to upgraded or replacement systems; the impact of adverse publicity about the Company and/or its brands, including without limitation, through social media or in connection with brand damaging events and/or public perception; fluctuations in the price, availability and quality of raw materials and contracted products as well as foreign currency fluctuations; our ability to utilize potential net operating loss carryforwards; and changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks. More information on potential factors that could affect the Company's financial results is included from time to time in the Company's public reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release, and speak only as of the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contacts:

Investors

Blake Chamblee

Phone: 770-337-6570

ir@danimer.com

Media

Richard Ivey

Phone: 229-254-7688

rivey@danimer.com

Danimer Scientific, Inc.

Condensed Consolidated Balance Sheets

	December 31,	December 31,
(in thousands, except share and per share data)	2023	2022
Assets:
Current assets:
Cash and cash equivalents	$59,170	$62,792
Accounts receivable, net	15,227	17,989
Other receivables, net	652	1,635
Inventories, net	25,270	32,743
Prepaid expenses and other current assets	4,714	5,225
Contract assets, net	3,005	4,687
Total current assets	108,038	125,071

Property, plant and equipment, net	445,153	453,949
Intangible assets, net	77,790	80,941
Right-of-use assets	19,160	19,028
Leverage loans receivable	31,446	31,446
Restricted cash	14,334	1,609
Other assets	2,210	226
Total assets	$698,131	$712,270

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$5,292	$14,977
Accrued liabilities	4,726	5,001
Unearned revenue and contract liabilities	1,000	-
Current portion of lease liability	3,337	3,337
Current portion of long-term debt, net	1,368	1,972
Total current liabilities	15,723	25,287

Long-term lease liability, net	21,927	22,114
Long-term debt, net	381,436	286,398
Deferred income taxes	-	200
Other long-term liabilities	1,025	659
Total liabilities	$420,111	$334,658

Stockholders' equity:
Common stock, $0.0001 par value; 200,000,000 shares authorized: 102,832,103 and 101,804,454 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	$10	$10
Additional paid-in capital	732,131	676,250
Accumulated deficit	(454,121)	(298,648)
Total stockholders’ equity	278,020	377,612
Total liabilities and stockholders’ equity	$698,131	$712,270

Danimer Scientific, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except share and per share data)	2023	2022	2023	2022

Revenue:
Products	$10,476	$14,530	$44,200	$48,420
Services	469	794	2,484	4,798
Total revenue	10,945	15,324	46,684	53,218

Costs and expenses:
Cost of revenue	17,317	18,026	73,644	63,632
Selling, general and administrative	16,885	19,547	68,983	81,589
Research and development	7,575	7,470	29,242	31,939
Loss on sale of assets	12	-	246	1
Impairment of long-lived assets	188	-	188	63,491
Total costs and expenses	41,977	45,043	172,303	240,652
Loss from operations	(31,032)	(29,719)	(125,619)	(187,434)
Nonoperating income (expense)
Gain on remeasurement of private warrants	108	752	207	9,366
Interest, net	(8,509)	474	(29,641)	(1,723)
Loss on loan extinguishment	-	-	(102)	(1,500)
Other, net	1	399	1	723
Total nonoperating income (expense):	(8,400)	1,625	(29,535)	6,866
Loss before income taxes	(39,432)	(28,094)	(155,154)	(180,568)
Income taxes	(2)	43	(319)	810
Net loss	$(39,434)	$(28,051)	$(155,473)	$(179,758)

Basic net loss per share	$(0.39)	$(0.28)	$(1.52)	$(1.78)

Weighted average shares outstanding	102,144,873	101,397,811	102,001,812	101,095,341

Danimer Scientific, Inc.

Condensed Consolidated Statements of Cash Flows

	Years Ended
	December 31,
(in thousands)	2023	2022
Cash flows from operating activities:
Net loss	$(155,473)	$(179,758)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment of long-lived assets	188	63,491
Stock-based compensation	56,035	56,958
Depreciation and amortization	29,377	20,453
Amortization of debt issuance costs	8,990	2,104
Accounts receivable reserves	(1,422)	1,904
Inventory reserves	949	101
Loss on extinguishment of debt	102	1,500
Contract asset reserve	-	1,216
Gain on remeasurement of private warrants	(207)	(9,366)
Deferred income taxes	(199)	(814)
Amortization of right-of-use assets and lease liability	(319)	(367)
Loss on disposal of assets	246	-
Other	967	62
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	4,184	(3,056)
Other receivables	595	2,513
Inventories, net	6,481	(11,170)
Prepaid expenses and other current assets	2,599	2,662
Contract assets	(1,011)	(1,853)
Other assets	(119)	(479)
Accounts payable	(635)	(1,565)
Accrued liabilities	604	(5,969)
Other long-term liabilities	(196)	(190)
Unearned revenue and contract liabilities	1,000	(214)
Net cash used in operating activities	(47,264)	(61,837)
Cash flows from investing activities:
Purchases of property, plant and equipment and intangible assets	(27,685)	(164,486)
Investment in leverage loans receivable related to NMTC financing	-	(18,037)
Acquisition of Novomer, net of cash acquired	-	(14)
Proceeds from sales of property, plant and equipment	22	55
Net cash used in investing activities	(27,663)	(182,482)
Cash flows from financing activities:
Proceeds from long-term debt	130,000	24,700
Cash paid for debt issuance costs	(33,296)	(1,591)
Principal payments on long-term debt	(13,030)	(1,504)
Proceeds from employee stock purchase plan	281	377
Proceeds from issuance of common stock, net of issuance costs	225	(236)
Proceeds from exercise of stock options	-	215
Employee taxes related to stock-based compensation	(150)	(154)
Cost related to warrants	-	(55)
Net cash provided by financing activities	84,030	21,752
Net increase (decrease) in cash and cash equivalents and restricted cash	9,103	(222,567)
Cash and cash equivalents and restricted cash-beginning of period	64,401	286,968
Cash and cash equivalents and restricted cash-end of period	$73,504	$64,401

Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures “Adjusted EBITDA”, “Adjusted gross profit” and "Adjusted gross margin". Danimer management views these metrics as a useful way to look at the performance of its operations between periods and to exclude decisions on capital investment and financing that might otherwise impact the review of profitability of the business based on present market conditions.

Adjusted EBITDA is defined as net income or loss plus net interest expense, income taxes, depreciation and amortization, as adjusted to add back certain charges or gains that Danimer may record each period such as remeasurement of private warrants, stock-based compensation expense, as well as non-recurring charges such as (i) asset disposal gains or losses as well as other significant gains or losses such as debt extinguishments and impairment of goodwill; (ii) legal settlements; or (iii) other discrete non-recurring items. Danimer believes these items are not considered an indicator of ongoing performance. Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. The measure is used as a supplement to GAAP results in evaluating certain aspects of Danimer’s business, as described below.

Adjusted gross profit is defined as gross profit plus depreciation, stock-based compensation and other nonrecurring items.

Adjusted gross margin is defined as adjusted gross profit divided by total revenue.

Danimer believes that each of Adjusted EBITDA, Adjusted gross profit and Adjusted gross margin is useful to investors in evaluating the Company’s performance because each measure considers the performance of the Company’s operations, excluding decisions made with respect to capital investment, financing and other non-recurring charges as outlined in the preceding paragraph. Danimer believes these non-GAAP metrics offer additional financial information that, when coupled with the GAAP results and the reconciliation to GAAP results, provides a more complete understanding of its results of operations and the factors and trends affecting its business.

Adjusted EBITDA, Adjusted gross profit and Adjusted gross margin should not be considered as an alternative to net income or loss as an indicator of its performance or as alternatives to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. Although Danimer believes that Adjusted EBITDA, Adjusted gross profit and Adjusted gross margin may enhance an evaluation of its operating performance based on recent revenue generation and product/overhead cost control because it excludes the impact of prior decisions made about capital investment, financing and other expenses, (i) other companies in Danimer’s industry may define Adjusted EBITDA, Adjusted gross profit and Adjusted gross margin differently than Danimer does and, as a result, they may not be comparable to similarly titled measures used by other companies in its industry, and (ii) Adjusted EBITDA, Adjusted gross profit and Adjusted gross margin exclude certain financial information that some may consider important in evaluating Danimer’s performance.

Danimer compensates for these limitations by providing disclosure of the differences between Adjusted EBITDA, Adjusted gross profit and Adjusted gross margin and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of Danimer’s operating results. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, reconciliations to GAAP financial measures are not provided for forward-looking non-GAAP measures. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Danimer Scientific, Inc.

Reconciliation of Adjusted EBITDA to Net Loss (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
(in thousands)
Net loss	$(39,434)	$(28,051)	$(155,473)	$(179,758)
Stock-based compensation	12,906	14,218	55,839	56,768
Interest, net	8,509	(474)	29,641	1,723
Depreciation and amortization	7,372	7,281	29,377	20,453
Gain on remeasurement of private warrants	(108)	(752)	(207)	(9,366)
Income taxes	2	(43)	319	(810)
Litigation and other legal related	84	146	207	2,082
Inventory reserve	-	(495)	-	-
Loss on extinguishment of royalty agreement	-	-	549	-
Strategic reorganization and related	-	-	410	-
Loss on sale of assets	-	-	246	1
Loss on loan extinguishment	-	-	102	1,500
Impairment of goodwill	-	-	-	62,663
Public company transition costs	-	-	-	481
Other, net	-	(399)	-	(723)
Adjusted EBITDA	$(10,669)	$(8,569)	$(38,990)	$(44,986)

Reconciliation of Adjusted Gross Profit to Gross Profit (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
(in thousands)
Total revenue	$10,945	$15,324	$46,684	$53,218
Cost of revenue	17,317	18,026	73,644	63,632
Gross profit	(6,372)	(2,702)	(26,960)	(10,414)
Depreciation	5,153	5,161	20,386	12,249
Inventory reserve	-	(495)	-	-
Loss on sale of assets	-	-	77	-
Stock-based compensation	2	-	10	60
Adjusted gross profit	$(1,217)	$1,964	$(6,487)	$1,895

Adjusted gross margin	-11.1%	12.8%	-13.9%	3.6%